UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 13, 2011

RAYTHEON COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-13699	95-1778500
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

870 Winter Street, Waltham, Massachusetts 02451

(Address of Principal Executive Offices) (Zip Code)

(781) 522-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 13, 2011, Raytheon Company (the “Company”) entered into a new credit facility in the amount of $1.4 billion and, as noted in Item 1.02, terminated two existing credit facilities in the aggregate amount of $1.5 billion. The following summary of the new credit facility is qualified in its entirety by the credit agreement that is filed as an exhibit with this Report, to which reference should be made for complete information.

The new credit facility is a Five-Year Competitive Advance and Revolving Credit Agreement (the “5-Year Credit Agreement”) with certain financial institutions as lenders and JPMorgan Chase Bank, N.A., as administrative agent. The 5-Year Credit Agreement provides for a $1.4 billion revolving facility, with a $600 million letter of credit sublimit. This $1.4 billion revolving facility terminates on December 13, 2016, and requires no scheduled prepayments before that date. The 5-Year Credit Agreement is unsecured.

The interest rates applicable to loans under the 5-Year Credit Agreement involve various rate options that are generally available to the Company. The rates are calculated using a combination of conventional base rate measures plus a margin over those rates. The base rates include an alternative base rate and a Eurodollar rate. The actual rate will depend on the level of these underlying rates plus a margin based on the Company’s credit rating as set forth in a grid. In addition, the Company is permitted to seek loans at interest rates that are determined through a competitive bid process. The 5-Year Credit Agreement also provides for facility fees that vary depending on the Company’s credit rating. As under the Company’s terminated credit agreements, the 5-Year Credit Agreement also provides for conventional affirmative and negative covenants, including a financial covenant relating to the ratio of indebtedness to capitalization. In addition, the 5-Year Credit Agreement contains certain customary representations and warranties, and events of default, similar to those in the terminated credit agreements.

Some of the lenders under the 5-Year Credit Agreement and their affiliates have various relationships with the Company involving the provision of financial services, including cash management, investment banking, and trust and leasing services. In addition, the Company, from time to time, has entered into foreign exchange and other derivative arrangements with certain of the lenders and their affiliates.

Item 1.02:	Termination of a Material Agreement.

In connection with entering into the 5-Year Credit Agreement, on December 13, 2011, the Company terminated two existing credit facilities in the aggregate amount of $1.5 billion.

The first credit facility terminated by the Company and Raytheon United Kingdom Limited was a Three-Year Competitive Advance and Revolving Credit Facility (the “3-Year Credit Agreement”), dated as of November 18, 2009, with certain financial institutions as lenders and JPMorgan Chase Bank, N.A., as administrative agent. The terminated 3-Year Credit Agreement provided for an unsecured $1 billion revolving credit facility. The Company terminated this agreement early without penalty.

The second credit facility terminated by the Company was its Two-Year and One-Day Competitive Advance and Revolving Credit Agreement (the “2-Year Credit Agreement”), dated as of November 17, 2010, with certain financial institutions as lenders and JPMorgan Chase Bank, N.A., as administrative agent. The 2-Year Credit Agreement provided for an unsecured $500 million revolving credit facility. The Company terminated this agreement early without penalty.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Five-Year Competitive Advance and Revolving Credit Facility by and among Raytheon Company, as the Borrower, the Lenders named therein, Bank of America, N.A., as Syndication Agent, Citibank, N.A. and Credit Suisse AG, Cayman Islands Branch, as Documentation Agents, and JPMorgan Chase Bank, N.A., as Administrative Agent, dated as of December 13, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAYTHEON COMPANY

Date:	December 16, 2011	By:	/s/ Jay B. Stephens
Jay B. Stephens
Senior Vice President, General Counsel and Secretary

[Form 8-K Signature Page]

EXHIBIT INDEX

Exhibit No.	Description

10.1	Five-Year Competitive Advance and Revolving Credit Facility by and among Raytheon Company, as the Borrower, the Lenders named therein, Bank of America, N.A., as Syndication Agent, Citibank, N.A. and Credit Suisse AG, Cayman Islands Branch, as Documentation Agents, and JPMorgan Chase Bank, N.A., as Administrative Agent, dated as of December 13, 2011.